Exhibit 99.1

Deckers Outdoor Corporation Reports Record Third Quarter Financial Results

     Company Reports Third Quarter Sales Increased 57.2% to $129.4
                                Million

   Third Quarter Diluted Earnings Per Share Increased 81.5% to $1.47

         Company Increases Fiscal 2007 Guidance Growth Targets

    GOLETA, Calif.--(BUSINESS WIRE)--Oct. 25, 2007--Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the third quarter ended September 30, 2007.

    Third Quarter Highlights

    -- Net sales increased 57.2% to $129.4 million compared to $82.3 million last year.

    -- Diluted EPS increased 81.5% to $1.47 from $0.81, as restated, and ahead of previous guidance of approximately $1.20

    -- UGG(R) Brand sales increased 67.5% to $113.7 million compared to $67.9 million a year ago.

    -- Total international sales increased 58.0% to $14.2 million compared to $9.0 million last year.

    Angel Martinez, President and Chief Executive Officer, stated, "Our record third quarter performance was driven by strong full price selling of UGG brand product throughout the United States coupled with growing demand for the brand overseas. Consumer reaction to the UGG brand's fall line has been extremely favorable which we believe underscores the progress we have made evolving the product offering, increasing the breadth and depth of each collection and enhancing the brand's image as the leader in luxury comfort. In addition, our success at penetrating new geographic regions, increasing shelf space and broadening our target market also contributed to our better than expected results. We move forward with positive momentum in our business, a solid infrastructure to support our growth objectives both domestically and overseas, and a long-term strategic development plan designed to maximize the opportunities for each of our leading brands."

    Segment Summary

    UGG(R)

    UGG Brand net sales for the third quarter increased 67.5% to $113.7 million compared to $67.9 million in the third quarter of 2006. Domestic sales were fueled by robust consumer demand for the entire product line, including boots, slippers, casuals, men's, kids', and the new high-end fashion collection, coupled with strong international growth.

    Teva(R)

    Teva Brand net sales for the third quarter increased 12.1% to $11.2 million compared to $10.0 million for the same period last year. Teva's results were driven by increased sell-through for sandals as well as the positive reaction to the brand's expanded closed-toe product offering.

    Simple(R)

    Simple Brand net sales were $4.4 million for both the third quarter of 2007 and the third quarter of 2006. Simple's performance was negatively impacted by shipping delays for ecoSNEAKS(TM) as a result of production issues, which have been resolved. Despite this, ecoSNEAKS(TM) had a very solid debut across multiple channels of distribution while Green Toe(R) was successful in opening more mainstream accounts this fall.

    Consumer Direct

    Sales for the Consumer Direct business, which are included in the brand sales numbers above, increased 82.3% to $10.6 million compared to $5.8 million for the same period a year ago, mostly due to an increase in UGG Brand internet sales. In addition, results for the third quarter of 2007 included sales from the Company's UGG Brand flagship store in New York City and two retail outlet stores in Riverhead and Woodbury Common, New York, which were not in operation in the third quarter of 2006.

    Full-Year 2007 Outlook

    -- The Company is increasing its 2007 full year revenue growth target to approximately 39% over 2006, up from previous guidance of approximately 35%.

    -- The Company is increasing its 2007 full year diluted earnings per share growth target to approximately 35% over 2006 before the restatement adjustments as disclosed in the Company's Form 10-K/A for the year ended December 31, 2006 and the $15.3 million pre-tax impairment loss attributable to our Teva trademark that was recorded in the fourth quarter of 2006, up from previous guidance of approximately 25%.

    -- Fiscal 2007 guidance includes approximately $5.3 million of stock compensation expense, an increase of $3.2 million over 2006, and approximately $2.4 million of expenses related to the investigation and restatement of the Company's consolidated financial statements.

    Fourth Quarter Outlook

    -- The Company is also increasing its fourth quarter 2007 revenue target to approximately 35% and its diluted earnings per share target to approximately 15% compared to the fourth quarter of 2006, before the restatement adjustment and impairment charge. This is up from its previous revenue and diluted earnings per share growth targets of 30% and 10%, respectively.

    The Company's conference call to review third quarter fiscal 2007 results will be broadcast live over the internet today, Thursday, October 25, 2007 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva(R), Simple(R) and UGG(R) are registered trademarks of Deckers Outdoor Corporation.

    This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: the results of the Company's settlement of the underpayment of certain tax obligations to authorities in China for one of the Company's foreign subsidiaries, Holbrook Limited, a Hong Kong company; our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; our ability to implement our growth strategy; the success of our customers and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; the risk of losing key personnel; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 which we filed with the Securities and Exchange Commission on October 11, 2007. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.



                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)
                        (Amounts in thousands)


                                           September 30, December 31,
                                               2007          2006
                                           ------------- -------------
     Assets

Current assets:
   Cash and cash equivalents              $       39,308        34,255
   Restricted cash                                   250          ----
   Short-term investments                         35,405        64,637
   Trade accounts receivable, net                 74,354        49,571
   Inventories                                    88,050        32,375
   Prepaid expenses and other current
    assets                                         2,935         2,199
   Deferred tax assets                             4,386         4,386
                                           ------------- -------------
     Total current assets                        244,688       187,423

Restricted cash                                    1,000          ----
Property and equipment, at cost, net               8,711         7,770
Intangible assets, less applicable
 amortization                                     54,166        54,399
Deferred tax assets                                  327           327
Other assets                                          73            54
                                           ------------- -------------

                                          $      308,965       249,973
                                           ============= =============

     Liabilities and Stockholders' Equity

Current liabilities:
   Trade accounts payable                 $       31,146        21,053
   Accrued expenses                               13,754        10,949
   Income taxes payable                            5,096         7,561
                                           ------------- -------------
     Total current liabilities                    49,996        39,563
                                           ------------- -------------

Stockholders' equity:
   Common stock                                      130           126
   Additional paid-in capital                     99,439        81,761
   Retained earnings                             159,178       128,130
   Accumulated other comprehensive income            222           393
                                           ------------- -------------
     Total stockholders' equity                  258,969       210,410
                                           ------------- -------------

                                          $      308,965       249,973
                                           ============= =============




                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
             Condensed Consolidated Statements of Income
                             (Unaudited)
          (Amounts in thousands, except for per share data)

                          Three-month period     Nine-month period
                                  ended                 ended
                             September 30,          September 30,
                          --------------------- ----------------------
                             2007      2006         2007      2006
                          ---------- ----------  ---------- ----------
                                        As                     As
                                      Restated               Restated

Net sales                $  129,381     82,322  $  254,686    180,047
Cost of sales                70,666     45,266     140,865     99,436
                          ---------- ----------  ---------- ----------
  Gross profit               58,715     37,056     113,821     80,611

Selling, general and
 administrative expenses     28,055     19,865      65,225     50,684
                          ---------- ----------  ---------- ----------
  Income from operations     30,660     17,191      48,596     29,927

Other (income) expense,
 net:
  Interest income              (851)      (688)     (3,504)    (1,985)
  Interest and other
   expense, net                 207        163         781        356
                          ---------- ----------  ---------- ----------
Income before income
 taxes                       31,304     17,716      51,319     31,556

Income taxes                 11,974      7,336      20,271     13,178
                          ---------- ----------  ---------- ----------

Net income               $   19,330     10,380  $   31,048     18,378
                          ========== ==========  ========== ==========

Net income per share:
  Basic                  $     1.49       0.83  $     2.43       1.47
  Diluted                      1.47       0.81        2.37       1.44
                          ========== ==========  ========== ==========

Weighted-average shares:
  Basic                      12,973     12,531      12,784     12,503
  Diluted                    13,117     12,831      13,095     12,805
                          ========== ==========  ========== ==========

    CONTACT: Deckers Outdoor Corporation
             Zohar Ziv, 805-967-7611
             Chief Financial Officer and Executive Vice
             President of Finance and Administration
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon Frey
             203-682-8200